Exhibit 12.1





                                                    Crane Co.
                                       Ratio of Earnings to Fixed Charges


                            3 Months Ended                                        Year ended
                            ---------------       --------------------------------------------------------------------------------
                               03/31/2007            12/31/2006       12/31/2005    12/31/2004 (1)     12/31/2003     12/31/2002
                            ---------------       ---------------- --------------- ---------------- --------------- --------------
         Earnings
---------------------------
Pretax income from
continuing operations               64,657                239,334        196,524      (168,171)         151,164           24,452

Add: Fixed Charges
                                     8,480                 29,918         28,713        29,199           25,871           21,603

Less: Preference
security dividend                        -                      -            (87)         (114)             247              124
     Minority Interest                (123)                  (175)          (433)         (667)            (393)           2,665
                            ---------------       ---------------- --------------- ---------------- --------------- --------------
  Total Earnings Available
for Fixed Charges                   73,259                269,427        225,756      (138,192)         177,181           43,266
                            ===============       ================ =============== ================ =============== ==============

      Fixed Charges
---------------------------
Interest Expense
(Including OID and
Deferred Financing
Amortization)                        6,868                 23,015         22,416        23,161           20,010           16,900
Portion of rents
representing interest
factor (2)                           1,612                  6,902          6,384         6,151            5,614            4,579
Preference security
dividend                                 -                      -            (87)         (114)             247              124
                            ---------------       ---------------- --------------- ---------------- --------------- --------------
       Total Fixed Charges           8,480                 29,918         28,713        29,199           25,871           21,603
                            ===============       ================ =============== ================ =============== ==============
Ratio of Earnings to
Fixed Charges                         8.64                   9.01           7.86         (4.73)            6.85             2.00
                            ===============       ================ =============== ================ =============== ==============

(1) Fixed charges exceeded earnings by $167.4 million for the year ended December 31, 2004. Reflects an asbestos charge of
$307.8 million and environmental liabilities charges of $40.0 million.

(2) One-third of rental expense used to approximate the interest factor.
